 Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE	CONTACT Vince Finnegan (800) 978-8136 vfinnegan@summithealthcarereit.com

Summit Healthcare REIT, Inc. acquires an assisted living/memory care facility in Arizona

Lake Forest, Calif., (July 18, 2017) – Summit Healthcare REIT, Inc. (“Summit” or the “REIT”) announced today that it has acquired an assisted living and memory care facility located in Chandler, Arizona on July 17, 2017. The facility, acquired for a total purchase price of $13.4 million, consists of a total of 90 licensed beds, and will be leased to Compass Senior Living (“Compass”), an operator who leases six other facilities in Summit’s portfolio.

The acquisition was made through Summit Chandler, LLC, which is wholly owned by Summit.

“This acquisition is a great fit for Summit,” said Kent Eikanas, President and Chief Operating Officer. “Our continued growth with a great operator like Compass along with the class of the facility makes for an ideal partnership.”

“Summit Healthcare REIT has been an important, positive relationship for us.” said Dennis Garboden, President of Compass Senior Living, LLC. “The Summit team has been instrumental to the steady growth of our company over the past several years, and we’re excited to add Pennington Gardens as our seventh community that we operate in a lease structure with Summit Healthcare REIT.”

About Summit Healthcare REIT, Inc.

Summit is a publicly registered non-traded REIT that is currently focused on investing in senior housing real estate located throughout the United States. The current portfolio includes interests in 32 long-term triple-net leased healthcare facilities in 12 states. Please visit our website at: http://www.summithealthcarereit.com

For more information, please contact Vince Finnegan at (800) 978-8136.

This material does not constitute an offer to sell or a solicitation of an offer to buy Summit Healthcare REIT, Inc.

This release may contain forward-looking statements relating to the business and financial outlook of Summit Healthcare REIT, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from any forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the Company’s annual report on Form 10-K for the year ended December 31, 2016, and the quarterly report for the period ended March 31, 2017. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.